EXHIBIT 2
FORM OF SUPPORT AGREEMENT
     THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 2, 2006 by and between McAfee, Inc., a Delaware corporation (“McAfee”), and the undersigned (the “Stockholder”), solely in his individual capacity as a holder or beneficial owner of securities of Citadel Security Software Inc., a Delaware corporation (“Citadel”), and not in his capacity as an officer or director of Citadel.
RECITALS
     A. McAfee, McAfee Security, LLC, a Delaware limited liability company (each a “Buyer” and together the “Buyers”), Citadel, Citadel Security Software International, LLC, a Delaware limited liability company, Canberra Operating, L.P., a Texas limited partnership (each a “Seller” and together the “Sellers”) and Canberra, LLC, a Delaware limited liability company have entered into an asset purchase agreement, dated as of October 2, 2006 (as amended from time to time in accordance with its terms, the “Purchase Agreement”), which provides for the sale of substantially all of the assets of the Sellers to the Buyers (the “Acquisition”).
     B. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of such number of: (i) shares of the outstanding common stock of Citadel (the “Citadel Stock”); and (ii) shares of Citadel Stock issuable upon the exercise of outstanding options or warrants to acquire such shares of Citadel Stock, in each case as is set forth on the signature page of this Agreement.
     C. As an inducement and condition to entering into the Purchase Agreement, Buyers have required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement.
     D. In consideration of the execution of the Purchase Agreement by Buyers, the Stockholder (solely in his capacity as such) is hereby agreeing to vote, or cause to be voted, the Shares (as defined below) and other such shares of capital stock of Citadel over which the Stockholder has voting power so as to facilitate the consummation of the Acquisition.
     NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:
     1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement. For purposes of this Agreement, the following terms shall have the following respective meanings:
          (a) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Purchase Agreement shall have been terminated pursuant to the terms thereof, or (ii) the Effective Time.

          (b) “Shares” shall mean: (i) all securities of Citadel (including all shares of Citadel Stock and all options, warrants and other rights to acquire shares of Citadel Stock or any other securities of Citadel) owned by the Stockholder as of the date of this Agreement; and (ii) all additional securities of Citadel (including all additional shares of Citadel Stock and all additional options, warrants and other rights to acquire shares of Citadel Stock or any other securities of Citadel) of which the Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date, including, without limitation, through the exercise of options, warrants or other rights to acquire such securities of Citadel, or the conversion of other securities of Citadel into such securities of Citadel. In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.
          (c) “Transfer” shall mean the direct or indirect: (i) sale, offer to sell, short sale of, pledge, encumbrance, loan, hypothecation, entry into any type of equity swap or hedging of, grant of an option with respect to, transfer or disposition of, any Shares or any interest therein, or the economic consequences of ownership of any Shares or (ii) entry into an agreement, contract or commitment providing for any of the foregoing (other than any such actions pursuant to which the Stockholder maintains all voting rights with respect to such Shares).
     2. Transfer of Shares.
          (a) Transferee of Shares to be Bound by this Agreement. The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares), or any interest in the foregoing, unless the transferee(s) expressly agrees in writing to be bound by the terms of this Agreement.
          (b) Transfer of Voting Rights. The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement through the Expiration Date, the Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy, or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.
          (c) Limitation on Registration of Transfer. The Stockholder agrees with, and covenants to, Buyers that the Stockholder shall not request that Citadel register the Transfer of any certificate or uncertificated interest representing any of the Shares, unless such Transfer is made in compliance with this Agreement.
     3. Agreement to Vote Shares.
          (a) Agreement to Vote. Until the Expiration Date, at every meeting of the Stockholders of Citadel called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Citadel, the Stockholder (solely in his capacity as such) shall cause the Shares to be voted: (i) in favor of the Acquisition and the Stockholder Approval Matters; (ii) in favor of the Purchase Agreement (as the same may be amended from time to time) and each action contemplated therein; (iii) in favor of any matter that could reasonably be expected to facilitate the Acquisition and the Stockholder Approval Matters; and (iv) against any matter that is inconsistent with the prompt consummation of the Acquisition, the Stockholder Approval Matters and the other transactions contemplated by the Purchase Agreement (as the same may be amended from time to time).
          (b) No Other Agreement. Prior to the Expiration Date, the Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.
          (c) Other Agreements. To the extent the Stockholder is party to any other agreement or arrangement that requires Stockholder’s consent, or requires a waiver of any rights, Stockholder hereby irrevocably gives such consent or waiver.
     4. Irrevocable Proxy. As security for the agreements of the Stockholder provided for herein, the Stockholder hereby grants and delivers to McAfee, concurrently with the execution and delivery of this Agreement, a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, with respect to the Shares.
     5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Buyers, as of the date hereof and at all times until the Expiration Date (unless indicated otherwise), as follows:
          (a) Shares. The Stockholder is the beneficial owner of, and has good and valid title to, the Shares, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances. As of the date hereof, Stockholder does not beneficially own or have any written or unwritten agreement or arrangement to acquire any securities of Citadel other than the shares of Citadel Stock and options and warrants to purchase shares of Citadel Stock indicated on the signature page of this Agreement. The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.
          (b) Authorization; Validity of Agreement. The Stockholder has full power and capacity to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Buyer, constitutes a valid and binding obligation of the Stockholder, enforceable against him in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

          (c) Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by Stockholder nor the consummation by him of the transactions contemplated hereby nor compliance by him with any of the provisions hereof will (i) (if such Stockholder is an entity) conflict with or result in any breach of any provision of its certificate of formation, operating agreement, by-laws or other charter documents, (ii) require any filing with, or permit, authorization, consent or approval of, any court, administrative agency or commission or other governmental authority or instrumentality (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not materially impair the ability of the Stockholder to consummate the transactions contemplated hereby), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation of acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Stockholder is a party or by which he or any his properties or assets may be bound or (iv) as of the date hereof, violate any order, writ, injunction, decree, statute, rule or regulation applicable to him or any of his properties or assets.
          (d) No Finder’s Fee. Except as disclosed in the Purchase Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.
     6. Purchase Agreement and Related Filings. The Stockholder hereby covenants and agrees to use reasonable efforts to cooperate with Buyers and Sellers to consummate the Acquisition upon the terms, and subject to the conditions, set forth in the Purchase Agreement (as the same may be amended from time to time).
     7. No Solicitation. From the date hereof until the termination hereof, the Stockholder will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any acquisition by another entity (the “Acquisition Proposal”) or (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to Citadel or any subsidiary of Citadel to, or otherwise assist, facilitate or encourage, any person (other than the Buyers) that may be considering making, or has made, a Acquisition Proposal. The Stockholder will promptly notify McAfee after receipt of any Acquisition Proposal or any indication that any such third party is considering making an Acquisition Proposal or any request for nonpublic information relating to Citadel or any subsidiary of Citadel or for access to the properties, books or records of Citadel or any such subsidiary by any such third party that may be considering making, or has made, a Acquisition Proposal and will keep McAfee fully informed of the status and details of any such Acquisition Proposal, indication or request. The foregoing provisions of this Section 7 will not be construed to limit actions taken, or to require actions to be taken, by the Stockholder that are required or restricted by fiduciary duties or employment duties of the Stockholder, or permitted by the Purchase Agreement (as the same may be amended from time to time), and that, in each case, are undertaken solely in the Stockholder’s capacity as a director or officer of Citadel, if applicable.
     8. No Solicitation of Proxies. The Stockholder agrees (solely in his capacity as such) that he will not directly or indirectly, engage in any solicitation (as defined in Regulation 14A of the

Rules and Regulations of the Exchange Act) of other stockholders of Citadel against the approval of the Acquisition or any of the other actions contemplated by the Purchase Agreement (as the same may be amended from time to time).
     9. Further Assurances. From time to time, at McAfee’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate the transactions contemplated by this Agreement.
     10. Legending of Shares. If so requested by McAfee, the Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 2 hereof, the Stockholder hereby agrees that the Stockholder shall not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.
     11. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.
     12. Miscellaneous.
          (a) Waiver. No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.
          (b) Severability. In the event that any term, provision, covenant or restriction set forth in this Agreement, or the application of any such term, provision, covenant or restriction to any person, entity or set of circumstances, shall be determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement, and the application of such terms, provisions, covenants and restrictions to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall remain in full force and effect, shall not be impaired, invalidated or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law.
          (c) Binding Effect; Assignment. This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Stockholder may be assigned to any other Person without the prior written consent of McAfee.
          (d) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

          (e) Specific Performance; Injunctive Relief. Each of the parties hereto hereby acknowledges that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Buyers and to preserve for Buyers the benefits of the Acquisition; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique, and extraordinary value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to Buyers which cannot be adequately compensated by a monetary award. Accordingly, the Stockholder hereby expressly agrees that in addition to all other remedies available at law or in equity, Buyers shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin the Stockholder from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.
          (f) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
          (g) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)   If to a Buyer:
McAfee, Inc. Corporation
McAfee, Inc.
3965 Freedom Circle
Santa Clara, CA 95054
Attention: General Counsel
Fax: (408) 970-9727
with a copy to:
Hughes & Luce, LLP
1717 Main St.
Suite 2800
Dallas, TX 75201
Attention: Benjamin D. Nelson

Fax: (214) 939-5849
(ii)  If to the Stockholder: To the address for notice set forth on the signature page hereof.
with a copy to:
Citadel Security Software Inc.
5420 Lyndon B Johnson Fwy
2 Lincoln Centre
Suite 1600
Dallas, TX 75240
Fax: (214) 520-9293
and
Wood & Sartain, LLP
12655 North Central Expressway
Suite 421
Dallas, Texas 75243
Attention: David Wood
Fax: (972) 701-0302
          (h) Enforcement; Consent to Jurisdiction; Waiver of Jury Trial.
               (i) Each of the parties hereto:
                    (A) agrees that he will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;
                    (B) agrees that he will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts;
                    (C) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at his address set forth in Section 12(g) or at such other address of which a party shall have been notified pursuant thereto; and
                    (D) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.
               (ii) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

                           (iii) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
               (i) Entire Agreement. This Agreement, the Proxy, the Purchase Agreement and any other agreements referred to in the Purchase Agreement contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.
               (j) Headings. The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.
               (k) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
               (l) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in McAfee any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and McAfee shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Sellers or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as provided herein.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.
McAfee, Inc.
By:
Eric F. Brown
Chief Financial Officer
STOCKHOLDER
Address:
Facsimile
Number:
Shares Beneficially Owned:
Number of Shares
held
Number of Shares issuable
upon exercise of outstanding options or
warrants held
[SIGNATURE PAGE TO SUPPORT AGREEMENT]

EXHIBIT A
IRREVOCABLE PROXY
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